INDEMNIFICATION AGREEMENT

This Agreement made as of the 3rd day of February, 2004	E-420

BETWEEN:

ALTAREX CORP., a company incorporated under the
laws of the Province of Alberta (“AltaRex”)

- and -

ALTAREX MEDICAL CORP., a company incorporated under
the laws of the Province of Alberta (“Medical”)

WHEREAS:

A.	AltaRex is proposing to complete an Arrangement whereunder all of the existing assets of the business of AltaRex are being transferred to Medical;

B.
Pursuant to the Arrangement Agreement, the liabilities of AltaRex directly or indirectly related to the assets and business carried out by AltaRex prior to the Effective Date, regardless of the date of occurrence of any such liabilities, will be transferred to Medical; and

C.	Medical has agreed to indemnify AltaRex as set out in the Arrangement Agreement and further described herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the respective covenants and agreements contained herein, the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

Except as otherwise defined herein, the definitions set forth in the Arrangement Agreement shall apply to this Indemnification Agreement, and in addition thereto for purposes hereof~, including the recitals and this Section:

(a)
“Arrangement Agreement”means the arrangement agreement entered into among Nova Bancorp Investments Ltd., AltaRex Corp. and AltaRex Medical Corp. dated December 23, 2003, wherein AltaRex agrees to reorganize its business in accordance with the terms set forth therein and the Plan of Arrangement attached thereto;

(b)	“Assets” means the assets to be sold by AltaRex to Medical under the terms of the Asset Purchase Agreement;

(c)
“Asset Purchase Agreement” means the asset purchase agreement between AltaRex and Medical dated December 31st, 2003 and referred to in the Arrangement Agreement in Section 7.1(b) as the “Asset Sale Agreement”;

(d)
“Authorized Authority” means, in relation to any Claim, any (1) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (ii) agency, authority, commission, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (iii) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions, and (iv) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including securities exchanges, in each case having jurisdiction over such Claim;

(e)	“Business Day”means any day, other than a Saturday or a Sunday, when Canadian chartered banks are open for business in the City of Edmonton;

(f)	“Claim Notice” has the meaning given in Section 4.1(a);

(g)
“Claim or Claims” means actions, causes of actions, suits, debts, dues, sums of money, Liabilities, general damages, special damages, costs, claims, proceedings and demands of every nature and kind to which an Indemnified Party may be entitled to be indemnified under the terms and provisions of this indemnification Agreement;

(h)	“Confidential Information” has the meaning ascribed thereto in Section 7.1;

(i)	“Counsel”means legal counsel representing a Party hereunder with respect to any Claims;

(j)	“Damage Recoveries”has the meaning ascribed thereto in Section 2.2;

(k)	“Demand”has the meaning ascribed thereto in Section 2.3(a);

(l)	“Determination Date” means the day upon which a Final Determination occurs;

(m)	“Effective Date”has the meaning ascribed thereto in the Arrangement Agreement;

(n)
“Final Determination” means the point in time when the relevant Claim has been finally resolved for all purposes, which shall be deemed to occur upon the happening of the earlier of the following events:

(i)
a binding Settlement Agreement being reached among all parties to the Claim and the filing of all applicable discontinuances and frilly executed releases in form and content acceptable to Medical and the Indemnified Parties, acting reasonably, delivered amongst such parties as appropriate, and the satisfaction by or on behalf of Medical of any obligations it may have pertaining to such agreement or agreements; or

(ii)
the final resolution of each of the actions comprising the Claim by the Authorized Authority, including the completion of any appeal proceedings relating to a Judgment or the expiry of all applicable appeal periods, if any, and the satisfaction by or on behalf of Medical of any obligations it may have pertaining to such Claim;

(o)	“Indemnification Agreement” means this agreement;

(p)
“Indemnified Parties”means AltaRex, its successors and assigns and each of their directors, officers, employees, shareholders, agents and representatives, in respect of an Indemnity Event and “Indemnified Party” means any one of the Indemnified Parties;

(q)	“Indemnity” means the indemnity given by Medical as set forth and described in Article 2;

(r)	“Indemnity Event” means an event whereby Medical has agreed to indemnify the Indemnified Parties in accordance with Article 2 of this Indemnification Agreement;

(s)
“Judgment” means an order, decree, assessment or other form of decision of an Authorized Authority which is in effect and has not been appealed or, if appealed the effect of the order has not been stayed pending the outcome of such appeal;

(t)
“Legal Expenses”means all reasonable legal fees, disbursements, court or hearing costs and related expenses, disbursements or costs pertaining to the assessment or conduct of a Claim, including but not limited to costs associated with preliminary or interlocutory proceedings, hearings, interrogations, discoveries, trials, appeals, negotiations, settlements and comprises;

(u)	“Liabilities”means all liabilities or obligations whatsoever, whether direct or indirect known or unknown, absolute, accrued, contingent or otherwise;

(v)
“Losses”means all damages, losses, expenses (including fines and penalties), other third party costs and Legal Expenses which are suffered, sustained, paid or incurred in relation to any Claims or Liabilities;

(w)	“Nominee” means any nominee which Medical appoints to perform the duties and responsibilities of Medical hereunder, if any such nominee is so appointed;

(x)	“Parties” means the parties to and bound by this Indemnification Agreement;

(y)
“Person” means an individual, a partnership (limited or general), a corporation, a trust, a joint venture, an unincorporated organization, a union, a government or any department or agency thereof; and the heirs, executors, administrators or other legal representatives of an individual;

(z)	“Power” has the meaning ascribed thereto in Section 31(a);

(aa)	“Settlement Agreement” means any agreement entered into by a Party which requires or will require an Indemnified Party;

(i)	to pay any amounts to, or for the benefit of, any other party to proceedings relating to Claims, or

(ii)	to otherwise incur Losses.

ARTICLE 2
INDEMNITY

2.1 Covenant to Indemnify

On and subject to the terms and conditions hereof, Medical hereby covenants and agrees that:

(a)
it has acquired the Assets in accordance with the terms of the Asset Purchase Agreement, on an “as is, where is” basis and subject to any and all encumbrances, agreements, commitments and Liabilities pertaining thereto howsoever and whensoever arising;

(b)
on and after the Effective Date, Medical shall assume all liability for and indemnify, defend and save harmless the Indemnified Parties from and against, all Losses suffered, sustained, paid or incurred by the Indemnified Parties, howsoever or by whomsoever caused which arise out of any matter or thing occurring prior to, on or after the Effective Date directly relating to the Assets previously owned, operated or controlled by AltaRex and transferred to Medical, except any Losses to the extent that the same (i) are caused by or result from AltaRex filing or re-filing any federal or provincial tax return after the Effective Date; (ii) relate to any income tax liability arising under the laws of Alberta or Canada for any of the taxation years of AltaRex commencing on or after the Effective Date; or (iii) relate to any provincial or federal tax liability that arise as a result of any assessment or re-assessment of AltaRex by the Canada Revenue Agency (formerly known as “CCRA”), other than tax liabilities that arise as a result of misrepresentations made by AltaRex in Section 26 of Schedule C to the Arrangement Agreement. Medical shall not be entitled to exercise and hereby waives any rights or remedies Medical may now or in the future have against the Indemnified Parties in respect of Liabilities, whether such rights and remedies are pursuant to the common law statute or otherwise, including, without limitation, the right to name the Indemnified Parties as a third party to any action commenced by any third party against Medical;

(c)
Medical shall see to the timely performance of all obligations relating to the Assets which, in the absence of this Agreement, would be the responsibility of AltaRex. Medical shall be liable to AltaRex for and shall, in addition, indemnify AltaRex from and against, all Losses suffered, sustained, paid or incurred by AltaRex should Medical fail in the timely performance of such obligations;

(d)
from and after the Effective Date and in addition to any other covenant in this Agreement, Medical shall assume all liability for and indemnify, defend and save harmless the Indemnified Parties from and against any and all Losses suffered, sustained, paid or incurred by the Indemnified Parties which arise out of any matter or thing occurring prior to, on or after the Effective Date, as a direct or indirect result of any and all interests, rights, obligations, indemnities, guarantees (whether financial or for performance), Liabilities and agreements of any kind whatsoever and whether matured or not, direct or indirect, contingent or absolute, held or provided by, or by which, the Parties are bound, relating to the Assets previously owned, operated or controlled by AltaRex and transferred to Medical, including any guarantees, sureties, indemnities, letters of credit or any other obligations that are created, whether by statute, law or contract or any other way howsoever, and whether as a party or as agent, guarantor, surety or indemnitor or otherwise, provided that the foregoing shall not extend to any guarantees, sureties, indemnities, letters of credit or other obligations given by AltaRex after the Effective Date;

(e)
Medical shall assume all liability for and indemnify, defend and save harmless the Indemnified Parties from and against any and all Losses suffered or incurred by them in relation to any Claim, actual, threatened or anticipated, for which the Indemnified Parties have provided written notice of to Medical following the Effective Date, as a direct or indirect result of:

(i)	the breach of any covenant, agreement, representation or warranty of Medical contained in this Agreement;

(ii)
any royalty agreement, profit sharing agreement or research related to Medical’s products including, but not limited to, preclinical and clinical testing of OvaRex® Mab, BrevaRex® Mab or any other product whether or not such product is commercialized; and

(iii)
other than as excepted in Section 2.1(b), any matter that existed or occurred prior to or at the Effective Date relating to AltaRex or the Assets, whether asserted or claimed prior to, at or after, the Effective Date.

2.2 Costs and Damages

If, following a Final Determination, the parties to Claims, other than the Indemnified Parties, are unsuccessful in whole or in part with respect of such Claims made by them and applicable to any matters for which Indemnified Parties are entitled to be indemnified, such that damages and costs (“Damage Recoveries”) are awarded to the Indemnified Parties, Medical, shall, provided that it is not then in default of its obligations hereunder relating to such Claims in any material respect, be entitled to receive, and the Indemnified Parties shall forthwith upon receipt thereof pay, or direct the payment by the payor of, all such Damage Recoveries, together with any interest that may apply thereto, to Medical, provided that the Indemnified Parties shall be entitled to retain such amounts as may be necessary to compensate for the taxes paid by the Indemnified Parties, (if any), resulting from the receipt by it of such Damage Recoveries or to satisfy other Losses incurred or suffered by the Indemnified Parties pursuant to Claims if not already paid for by Medical.

2.3 Payments under Indemnity

(a)
Subject to the terms and conditions hereof and upon the Indemnified Parties incurring or suffering any Losses for which such Indemnified Parties are entitled to be indemnified pursuant to the terms of this indemnification Agreement, such Indemnified Parties may provide a demand for payment to Medical (a “Demand”) which Demand shall specify such Losses incurred or suffered or to be incurred or suffered by the Indemnified Party and shall be accompanied by copies of any relevant Judgments, documents, invoices or instruments (along with reasonable evidence of such payment or the requirement for payment substantiating the amount and nature of the Losses incurred or to be incurred) except to the extent same are already in the possession of Medical.

(b)
Medical shall make the required payment or relieve the Indemnified Parties of the obligation to incur or suffer the relevant Losses within thirty (30) days, or within such lesser period as may be required in connection with a Judgment, after receipt or deemed receipt of a Demand.

2.4 Termination of Power

(a)
Subject to Section 2.4(b), provided that the Indemnified Parties are not in material default of their obligations under this Indemnification Agreement or the Arrangement Agreement, the Indemnified Party may, upon written notice given to Medical, terminate the Power of Medical if Medical has defaulted in the payment of a proper Demand for an amount exceeding $50,000 on the basis contemplated in Section 2.3 without full and complete remedy of such default within ten (10) days of receipt of written notice of such default, or (ii) if the Indemnified Parties have a reasonable reason to believe Medical is insolvent.

(b)
It shall be a condition precedent to the right of the Indemnified Parties to elect to terminate the Power under this Section 2.4, that the Indemnified Parties shall have unequivocally undertaken in writing to thereafter assume and conduct proceedings relating to any Claim in a competent and professional manner. Notwithstanding any such termination of the Power, the Indemnity shall continue to apply, including the obligation to indemnify for all Losses, provided however:

(i)
Medical shall be entitled to access to all written information relating to any Claim on the same basis as the right granted to the Indemnified Parties pursuant to Section 3.7(a) and shall have the right to monitor and be informed of (each on a without prejudice basis) all material steps and proceedings relating to any Claim on the same basis as the right granted to the Indemnified Parties pursuant to Section 3.7(b); and

(ii)
the Indemnified Parties may not, without the prior written consent of Medical, acting reasonably and without delay, settle any Claim or consent to entry of a Judgment with respect thereto which imposes any indemnification obligations upon Medical.

2.5 Payment of Interest on Unpaid Amounts

Any amount owed to an Indemnified Party by Medical hereunder remaining unpaid shall bear interest calculated daily and compounded monthly from the day such amount was due until the day such amount was paid, at the rate of 3 percent per annum above the annual rate of interest designated by the main branch in Calgary of the Royal Bank of Canada as its reference rate for Canadian dollar commercial loans made in Canada and which is announced by such bank as its prime rate.

ARTICLE 3
POWER OF ATTORNEY

3.1 Granting of Power

(a)
On and subject to the terms and conditions hereof the Indemnified Parties,  hereby jointly and severally appoint Medical and Medical’s Nominee (if so appointed by Medical), as their sole and exclusive attorney and agent, such parties to be entitled to act independently or jointly, for any and all purposes associated with all Claims which may give rise to any Losses for which Medical is required to indemnify the Indemnified Parties under or pursuant to this Indemnification Agreement with full and absolute power (herein the “Power”) to negotiate, settle, compromise, litigate or otherwise deal with the same in Medical’s absolute and unfettered discretion through to a Final Determination, which Power shall, without limiting the generality of the foregoing, include but not be limited to the following:

(i)	the right to retain or confirm the retention of Counsel;

(ii)	the right to instruct Counsel from time to time as may be necessary or prudent;

(iii)	the power to settle, compromise or otherwise deal with a Claim;

(iv)	the power and authority to direct all Authorized Authority proceedings on behalf of the Indemnified Parties and make all decisions pertaining thereto;

(v)	the power to commence and conduct in the name of the Indemnified Parties any counterclaims or Claims over against third Persons in respect of or related to any Claim and the subject matter thereof;

(vi)	to pay on behalf of the Indemnified Parties, any amounts required to effect or assist in ultimately effecting a Final Determination; and

(vii)
the right to receive, negotiate and otherwise deal with, and execute, or require the Indemnified Parties to execute, any releases, forms or other such documents that may relate or pertain to any Claim or the settlement or other conclusion thereof

(b)
Subject to Sections 3.3, 3.4 and 2.5, the Power shall be irrevocable by the Parties until a Final Determination has occurred, but may be exercised by Medical or Medical’s Nominee through any individuals designated by Medical or Medical’s Nominee for that purpose from time to time, which individuals and Medical’s Nominee may, subject to the provisions hereof be changed by Medical or on its behalf at the sole discretion of Medical. Medical shall, within a reasonable time, notify the Indemnified Parties in writing as to appointments or changes in Medical’s Nominee or the designated individuals of Medical or Medical’s Nominees, if any, who shall be authorized to exercise the Power on behalf of Medical.

3.2 Acceptance of Appointment

By its execution hereof Medical hereby accepts, on behalf of itself and its Nominee, if any, its appointment or their respective appointments as attorney for and on behalf of the Indemnified Parties on the basis set forth herein.

3.3 Conduct of Claims and Precondition of Power

(a)
Subject to Section 8.1(b) Medical shall, within fifteen (15) days of receiving a Claim Notice, or such shorter period as may be appropriate in the circumstances to avoid any prejudice or increased potential for Losses, in respect of any Claim, give notice in writing to the Indemnified Party that:

(i)
Medical has irrevocably and unconditionally confirmed that the entirety of such Claim is one for which the Indemnified Party is entitled to be fully indemnified under the terms of this Indemnification Agreement;

(ii)
Medical is unable, without further inquiry, to determine whether such Claim is one for which the Indemnified Party is entitled to be indemnified, in whole or in part, under the terms of this Indemnification Agreement;

(iii)	the Claim is one for which the Indemnified Party is not entitled to indemnification under the terms of this Indemnification Agreement; or

(iv)	the Claim is one for which the Indemnified Party is only entitled to indemnification, in part, under the terms of this Indemnification Agreement.

(b)
It shall be a precondition to the Power, or any part thereof in respect of any Claim, that Medical shall have irrevocably and unconditionally confirmed that the entirety of such Claim is one for which the Indemnified Party is entitled to be fully indemnified under the terms of this Indemnification Agreement.

(c)
In the event that Medical gives notice under Section 3.3(a)(ii), until such time that Medical is able to determine whether or not the entirety of the Claim is one for which the Indemnified Party is entitled to be fully indemnified under the terms of this Indemnification Agreement, the Indemnified Party shall be possessed of the power to negotiate, settle, compromise, litigate or otherwise deal with such Claim, provided however that:

(i)	the Indemnified Party and Medical shall mutually agree upon the retention of Counsel;

(ii)
the Indemnified Party will not, without Medical’s prior written consent (such consent not to be unreasonably withheld or delayed), settle, compromise, consent to the entry of any Judgment in or otherwise seek to terminate any Claim;

(iii)
the Indemnified Party shall provide, on a timely basis, Medical with (A) access to all written information relating to any Claim and the status thereof, and (B) copies of reports it receives from Counsel on the status of any Claim and the results of any settlement discussions that have occurred or are scheduled;

(iv)	the Indemnified Party shall consult with Medical on strategic decisions relating to any Claim; and

(v)
should it wish to do so, Medical shall be entitled to monitor at its own expense the conduct of any Claim with a view to being informed as to all material aspects thereof including the Indemnified Party’s strategy and its estimates of liability exposure and relevant timing.

Notwithstanding the foregoing, Medical reserves the right, at any time, to exercise the Power by providing an irrevocable and unconditional confirmation that the Claim is one for which the Indemnified Party is entitled to be fully indemnified under the terms of this Indemnification Agreement, in which event the Indemnified Party will take all commercially reasonable steps to transition the Claim to Medical in a manner that will not prejudice such Claim or Medical’s ability to defend such Claim.

(d)
In the event that Medical gives notice, at any time, that a Claim is one for which the Indemnified Party is not entitled to indemnification under this Indemnification Agreement, the Indemnified Party shall have full and absolute power to negotiate, settle, compromise, litigate or otherwise deal with the Claim in the Indemnified Party’s absolute and unfettered discretion through to a Final Determination, which powers shall include, without limitation, those powers enumerated in Section 3.1(a).

(e)
In the event that Medical gives notice, at any time, that a Claim is one for which the Indemnified Party is entitled, under the terms of this Indemnification Agreement, to indemnification, in part, and the Indemnified Party agrees that it is only entitled to indemnification in part, the Parties hereby agree to use commercially reasonable efforts to, depending upon the nature of the Claim, either (1) conduct a joint defence in respect of the Claim, or (ii) bifurcate the Claim, in which event Medical would exercise the Power only in respect of that part of the Claim that is subject to indemnification.

(f)
The assumption by the Indemnified Party of the Power in Section 3.3(c), (d) or (e) and any steps or action taken thereunder shall not in any way reduce or discharge Medical from any obligation that it may have to indemnify the Indemnified Party in respect of such Claim nor shall Medical be entitled to object to or question the appropriateness of any steps, settlement or outcome that results on the basis that the Losses were incurred as a result of any action or inaction on the part of the Indemnified Party, provided, however that the Indemnified Party shall conduct all such steps, settlements or actions in a commercially reasonable manner.

3.4 Limitation on Power

Neither the Power nor any other provision of this Agreement shall:

(a)
obligate an Indemnified Party to incur any Losses which it would not be entitled to recover from Medical pursuant to Section 2.1, and only if such amounts would be recoverable in full by the Indemnified Party from Medical, or if such obligation does or may reasonably be expected to exceed such amounts, Medical shall have provided to the Indemnified Party reasonable assurances as to payment of such excess amounts by documentation in form and substance satisfactory to the Indemnified Party, acting reasonably, and shall have received prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, prior to exercising the Power; or

(b)
entitle or permit Medical to commence or conduct in the name of Indemnified Parties any counter claims or claims over pursuant to paragraph 3.1 (a)(v) unless such claims relate specifically to the subject matter of the Claim, without the prior written consent of the Indemnified Parties, such consent not to be unreasonably withheld or delayed.

3.5 Contract Directly

During the currency of the Power, Medical will contract directly for the services of Counsel, experts or other necessary or desirable Persons (as determined by Medical, subject to Section 3.6, in its sole and absolute discretion) for any and all purposes associated with the Claims and Medical further agrees that it will not retain any such Persons unless it shall have confirmed to these Persons, with a copy to the Indemnified Parties, that such Persons shall have recourse solely to Medical and shall have no Claims for compensation, costs or otherwise against the Indemnified Parties.

3.6 Dilligence

Medical covenants to (i) exercise its powers hereunder in a competent and professional manner, (ii) use reasonable commercial efforts to determine whether a Claim is one for which the Indemnified Parties are entitled to indemnification under the terms of this Indemnification Agreement, and (iii) pay all Losses for which an Indemnified Party is entitled to be indemnified pursuant to the terms of this Indemnification Agreement on a timely basis.

3.7 Access to Information and Participation by the Indemnified Parties

(a)
The Indemnified Parties shall be entitled to access to all material or relevant written information relating to any Claim and the status thereof Medical agrees to provide, on a timely basis, the Indemnified Parties, with copies of reports it receives from Counsel or Medical’s Nominee on the status of any Claim and the results of, or strategy relating to any Claim or any settlement discussions that have occurred or are scheduled. Notwithstanding the foregoing, if the Indemnified Parties breach the provisions of Section 7.1, then, without limiting any other rights or remedies Medical may have against the Indemnified Parties or other Persons breaching such obligations, the rights provided for in this paragraph 3.7(a) shall be suspended.

(b)
Should it wish to do so, an Indemnified Party shall, in addition to 3.7(a), be entitled to monitor at its own expense the conduct of any Claim with a view to being informed as to all material aspects thereof including Medical’s strategy and its estimates of Medical’s exposure and relevant timing.

(c)	Medical will forthwith notify the Indemnified Party upon becoming aware of any Losses which are embodied in or arise as a result of or pursuant to any Judgment or Settlement Agreement.

ARTICLE 4
OBLIGATIONS OF INDEMNIFIED PARTIES

4.1 Specific Obligations

As and from the Effective Date to and including a Determination Date, the Indemnified Parties hereby covenant and agree with Medical to:

(a)	forthwith provide Medical with written notice of any outstanding, pending or threatened Claim which the Indemnified Parties become aware of (a “Claim Notice”);

(b)
in relation to any identified Claim for which Medical is exercising the Power pursuant to Section 3.1, take such reasonable action as Medical may request and take no action that has the effect of prejudicing such Claim or Medical’s ability to defend such Claim;

(c)
comply in all material respects with the provisions of this Indemnification Agreement and with the reasonable written instructions given by Medical, its Nominee, or Counsel in relation to any of the Powers granted to Medical pursuant to Section 3.1. Such written requests shall be given to the Indemnified Parties detailing the requested action. The Indemnified Parties shall in all cases be afforded a reasonable period in which to comply with the request having due regard to applicable limitation periods or offers which expire within a specified time in respect of which Medical has provided the Indemnified Parties with as much notice as is reasonably practicable in the circumstances; and

(d)
provide to Medical and its authorized representatives access at all reasonable times to, and the right to photocopy, the files and records of the Indemnified Parties pertaining or relating to any Claims as the case may be, or the subject matter thereof.

ARTICLE 5
COOPERATION

5.1 Cooperation

(a)
Subject to Section 3.4(a), in connection with the negotiation of any Settlement Agreement and any documents contemplated thereunder, the Indemnified Parties shall fully cooperate with Medical and execute and deliver the same in accordance with the reasonable requests and requirements of Medical with respect thereto. 1f in the sole discretion of the Indemnified Parties, a Settlement Agreement obligates such Indemnified Parties to incur any Losses for which they are not indemnified, such Indemnified Parties shall not be required to sign the Settlement Agreement and will not, on that basis, be in breach of their obligations under this Section 5.1.

(b)
The obligations of the Indemnified Parties under Section 5.1(a) shall be applicable only when Medical is exercising the Power under Section 3.1 and terminate upon the termination of the Power pursuant to Section 2.5.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties

Each of the Parties hereto represent, warrant and covenant to each other as of the date hereof that:

(a)
it is a corporation duly incorporated and validly subsisting under the laws of its incorporating jurisdiction and has the corporate power and authority and the legal right to enter into this Indemnification Agreement and fully complete and perform its obligations hereunder;

(b)
this Indemnification Agreement has been duly executed and delivered by it and constitutes legal, valid and binding obligations of it enforceable against it in accordance with its terms, except as enforceability may be limited by:

(i)	applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally;

(ii)	the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii)	the equitable, inherent or statutory power of the Authorized Authority having jurisdiction to stay proceedings before it and to stay the execution of Judgments; and

(iv)	specific performance and injunction, which are equitable remedies, the granting of which is in the discretion of the Authorized Authority having jurisdiction; and

(c)
no consent or approval by, notice to, registration or qualification with any person, entity or governmental authority in Canada or the United States is required on its part in connection with the execution, delivery or performance by it of this Indemnification Agreement, other than such consents and approvals as have heretofore been obtained and are in full force and effect.

ARTICLE 7
CONFIDENTIALITY OBLIGATIONS

7.1 Confidentiality Obligations

All documents, information, discussions and disclosures made hereunder or pursuant hereto (the “Confidential Information”) shall at all times be held in the strictest confidence by each of the Parties, shall not be used for any purpose whatsoever other than those specifically relating to this Indemnification Agreement and Claims and shall not be disclosed for any purpose whatsoever to any third Person, including but not limited to the other parties to Claims adverse in interest to an Indemnified Party, or its Counsel, provided, however, that such restrictions on disclosure shall not apply if:

(a)	the disclosure of the Confidential Information is required by law;

(b)	the Confidential information is or becomes publicly available other than through a breach of the provisions hereof by any Person to whom disclosure is made in accordance herewith; or

(c)	the written consent of the Parties is given prior to any such use or disclosure being made.

ARTICLE 8
GENERAL

8.1 General Provisions

(a)
A breach by an Indemnified Party of any of the terms and provisions of this Indemnification Agreement or a default on the part of an Indemnified Party in the performance of its obligations hereunder shall not in any way reduce or discharge Medical from any obligations that it may have to indemnify the Indemnified Parties in respect of a Claim nor shall it terminate this Indemnification Agreement or the obligations of Medical hereunder, provided however that the Indemnity shall not apply to any Losses incurred as a direct result of such breach or default.

(b)
The payment by an Indemnified Party of a Claim in the nature of an invoice in the ordinary course of business for an amount of not more than $5,000 shall not constitute a breach of this Agreement nor prejudice the right of such Indemnified Party to seek indemnification from Medical hereunder.

(c)
The Parties shall not be entitled to assign or dispose of this Indemnification Agreement or any portion hereof or any rights or obligations hereunder without the prior written consent of the other Parties.

(d)
This Indemnification Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective trustees, receivers, receiver-managers, administrators, successors and permitted assigns, as the case may be.

(e)
Each of the Parties shall, from time to time and at all times hereafter, at the reasonable request of a Party, but without further consideration, do all such further acts and execute and deliver all further documents as may be reasonably required in order to fully perform and carry out the provisions hereof.

(f)
This Indemnification Agreement shall be subject to, and construed and interpreted in accordance with, the laws of Alberta and the laws of Canada applicable therein. The Parties do hereby irrevocably and unconditionally submit and attorn to the exclusive jurisdiction of the Courts of Alberta in connection with any disputes or matters arising out of or in connection with this Indemnification Agreement.

(g)	All references herein to monies shall be deemed to be in lawful money of Canada.

8.2 Notices

(a)
All notices, communications and statements (in this clause called “Notices”) required, permitted or contemplated hereunder or hereby shall be in writing and shall be sufficiently given and received if:

(i)	personally served during normal business hours of the addressee at the address set forth below (personally served Notices shall be deemed to be received by the addressee when actually delivered); or

(ii)
sent by facsimile or similar form of electronic communication to the intended recipient (Notices so served shall be deemed to have been received by the addressee on the Business Day immediately following the day of transmission thereof).

(b)	The addresses of the Parties for receipt of Notices is as set forth below:

If to Medical:

AltaRex Medical Corp.
1123 Dentistry/Pharmacy Bldg.
University of Alberta
Edmonton, Alberta
T6G 2N8

Attention: Robin Salmon
Facsimile: (780) 436-0068

If to AltaRex:

c/o Twin Butte Energy Ltd.
Suite 1050
1075 West Georgia Street
Vancouver, British Columbia
V6E 3C9

Attention: Richard Wlodarczak
Facsimile: (604) 637-1193

which addresses may be changed by a Party by Notice served in accordance with this Section.

IN WITNESS WHEREOF this Indemnification Agreement has been signed by the duly authorized officers of the Parties in that behalf.

ALTAREX CORP.

Per:	(signed) Rob Salmon
Name: Rob Salmon
Title: Chief Financial Officer

ALTAREX MEDICAL CORP.

Per:	(signed) Rob Salmon
Name: Rob Salmon
Title: Chief Financial Officer